OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)
and
All Outstanding Shares of Convertible Preferred Stock
of
Datakey, Inc.
at
$0.65 Net Per Share of Commons Stock and
$2.50 Net Per Share of Convertible Preferred Stock
Pursuant to the Offer to Purchase
Dated September 21, 2004
by
Snowflake Acquisition Corp.

a wholly owned subsidiary of

SafeNet, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 19, 2004, UNLESS THE OFFER IS EXTENDED.

September 21, 2004

To Our Clients:

      Enclosed for your consideration is an Offer to Purchase dated September 21, 2004 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by Snowflake Acquisition Corp., a Minnesota corporation (“Purchaser”) and a wholly owned subsidiary of SafeNet, Inc., a Delaware corporation (“SafeNet”), to purchase all outstanding shares of common stock, par value $0.05 per share, of Datakey, Inc., a Minnesota corporation (“Datakey”), together with any associated preferred stock purchase or other rights issued pursuant to the Rights Agreement, dated as of October 26, 2001, between Datakey and Wells Fargo Bank Minnesota N.A. as amended from time to time (together, the “Common Stock”) and all outstanding shares of convertible preferred stock, liquidation value $2.50 per share, of Datakey (the “Convertible Preferred Stock,” and together with the Common Stock, the “Shares,” and each a “Share”), at a purchase price of $0.65 per share of Common Stock and $2.50 per share of Convertible Preferred Stock, net to seller in cash, without interest thereon (subject to applicable withholding tax), upon the terms and subject to the conditions set forth in the Offer.

      Also enclosed is Datakey’s Solicitation/Recommendation Statement on Schedule 14D-9.

      WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR OUR ACCOUNT.

      We request instructions as to whether you wish to tender any of or all the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

      Your attention is directed to the following:

      1.     The offer price is $0.65 per share of Common Stock and $2.50 per share of Convertible Preferred Stock, net to the seller in cash, without interest thereon (subject to applicable withholding tax), upon the terms and subject to the conditions of the Offer.

      2.     The Offer is being made for all outstanding Shares.

      3.     Datakey’s board of directors has unanimously approved the Offer, the Merger (as defined below), and the Merger Agreement (as defined below) and determined that the terms of each are fair to, and in the best interests of, Datakey’s stockholders. Accordingly, Datakey’s board of directors recommends that the stockholders accept the Offer and tender their Shares pursuant to the Offer.

      4.     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 9, 2004 (the “Merger Agreement”), by and among SafeNet, the Purchaser and Datakey pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Datakey with Datakey surviving the merger as a wholly owned subsidiary of SafeNet (the “Merger”). At the effective time of the Merger, each outstanding share of Common Stock and of Convertible Preferred Stock (other than Shares owned by SafeNet, the Purchaser, or any other wholly-owned subsidiary of SafeNet) will be converted into the right to receive, respectively the price per share of Common Stock or the price per share of Convertible Preferred Stock paid pursuant to the Offer in cash, without interest (subject to applicable withholding taxes), as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to SafeNet, to SafeNet and one or more direct or indirect wholly owned subsidiaries of SafeNet, or to one or more direct or indirect wholly owned subsidiaries of SafeNet.

      5.     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 19, 2004 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” SHALL MEAN THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

      6.     The offer is conditioned upon, among other things the following not occurring:

•	a court or other governmental authority entering or threatening any judgment, order, action, or decree that would require any significant change in the terms of the acquisition of Datakey by the Purchaser and SafeNet or would in any way limit the operation of Datakey by Purchaser after the closing of the Merger;

•	any law or interpretation of existing law being proposed which would require any significant change in the terms of the acquisition of Datakey by the Purchaser and SafeNet or would in any way limit the operation of Datakey by SafeNet after the closing of the Merger;

•	any events occurring that are reasonably likely to have a material adverse effect on the business of Datakey except for effects resulting from (i) general business or economic conditions, (ii) conditions generally affecting the industry in which Datakey competes, or (iii) the taking of any action contemplated by the Merger Agreement;

•	(i) any suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation on the extension of credit by banks in the United States, (iv) the commencement of a war, armed hostilities or any other international or national calamity involving the United States or (v) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

•	any person other than Purchaser or SafeNet, having acquired or entered into an agreement to acquire 50% or more of the then outstanding Shares, or (ii) the Board of Directors of Datakey having (A) withdrawn or modified, in a manner adverse to Purchaser or SafeNet, the Board of Directors of Datakey’s recommendation of the Offer, the Merger or the Merger Agreement, (B) approved or recommended, or proposed publicly to approve or recommend, a Company Takeover Proposal (as defined in the Offer), (C) caused Datakey to enter into any agreement relating to any Company Takeover Proposal, or (D) resolved to do any of the foregoing;

•	the representations and warranties of Datakey set forth in the Merger Agreement not being true and correct in all material respects;

•	Datakey failing to perform any obligation to be performed with by it under the Merger Agreement;

•	all material consents required from third parties (other than governmental authorities) in connection with the Merger or the Offer not being obtained by Datakey and Purchaser has not waived this requirement;

•	the Merger Agreement being terminated in accordance with its terms;

•	Purchaser and SafeNet having agreed that Purchaser terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

•	any one or more of the representations and warranties related to legal requirements applicable to the Offer and the Merger or the amendment of the Datakey’s Rights Plan to facilitate the Merger being breached in any respect or are inaccurate in any respect; or

•	any non-competition or similar obligations of Datakey being reasonably expected to prohibit or restrict SafeNet or any of SafeNet’s subsidiaries from developing, manufacturing, marketing or selling any of the current products of SafeNet or its subsidiaries or any products of SafeNet or its subsidiaries currently in design or development.

      7.     Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding (currently 28%), may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

      Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.

      If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

      Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by Wells Fargo Bank, N.A. (the “Depositary”) of (a) Share certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may, in its discretion, take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction. In any jurisdiction where the securities, Blue Sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)
and
All Outstanding Shares of Convertible Preferred Stock
of
Datakey, Inc.
by
Snowflake Acquisition Corp.

a Wholly Owned Subsidiary of

SafeNet, Inc.

      The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Snowflake Acquisition Corp., dated September 21, 2004 (the “Offer to Purchase”), and the related Letter of Transmittal relating to shares of common stock, par value $0.05 per share of Datakey Inc., a Minnesota corporation (“Datakey”) (including the associated preferred stock purchase or other rights issued pursuant to the Rights Agreement, dated as of October 26, 2001, between Datakey and Wells Fargo Bank Minnesota N.A. as amended from time to time) and the shares of convertible preferred stock, liquidation value $2.50 per share, of Datakey (collectively, the “Shares,” and each a “Share”).

      This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:(1)	SIGN HERE

---------- Shares

(Signature(s))

Please Type or Print Names(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Tax Identification Number or Social Security Number
Dated: , 2004

(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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